Exhibit 10.5
RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made by and between Amicus Therapeutics, Inc., a Delaware corporation (the “Company”), and [ ] (the “Participant”) under the Company’s 2025 Equity Incentive Plan (the “Plan”), a copy of which is available in the Participant’s on-line account. Capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Plan.

1.Award of Restricted Stock Units. The Company hereby awards the Participant [ ] Restricted Stock Units, on the terms and conditions set forth in this Agreement (the “RSUs”) as of [ ] (the “Grant Date”). The terms of the Plan are hereby incorporated into this Agreement by this reference, as though fully set forth herein.
2.Vesting of Restricted Stock Units.
(a)Scheduled Vesting Dates. Provided the Participant remains in continuous service with the Company through the applicable vesting date, the RSUs will become fully vested as to: [INSERT VESTING PROVISIONS] (each, a “Scheduled Vesting Date”). For purposes of this Agreement, service with the Company will include service with the Company’s Affiliates (but only for the period of such affiliation).
(b)Effect of Termination of Service. If the Participant experiences a Separation while the RSUs (or any portion thereof) remain unvested, the following provisions will apply:
(i)Death. If the Participant dies while still in continuous service, all unvested RSUs shall immediately become fully vested.
(ii)Disability or Retirement. If the Participant experiences a Separation due to Disability or Retirement, all unvested RSUs that were initially scheduled to vest within the two-year period following the Participant’s Separation shall immediately become fully vested. Unvested RSUs that were initially scheduled to vest after this two-year period will be forfeited upon such Separation with no further compensation due to the Participant.
(iii)Cause. If the Participant experiences a Separation due to a termination by the Company for Cause, all RSUs, whether vested or unvested, will be forfeited upon such Separation with no further compensation due to the Participant.
(iv)Other. If the Participant experiences a Separation for any reason other than death, Disability, Retirement, or termination for Cause, all unvested RSUs will be forfeited upon such Separation with no further compensation due to the Participant (determined after giving effect to any acceleration of vesting occurring upon such Separation under the Participant’s service agreement, employment agreement, or similar agreement, or in the discretion of the Committee).
(c)Change in Control. Notwithstanding Section 12.3 of the Plan, if, during the Participant’s continuous service with the Company, there occurs a Change in Control (as defined below), then the RSUs shall become fully vested. For the avoidance of doubt, the preceding sentence shall not limit the right of the Committee to take any other action with respect to this award which is authorized by the Plan and consistent with the requirements of Section 409A of the Code.
3.Settlement.
(a)One share of Common Stock (subject to adjustment pursuant to Section 12.1 of the Plan) will be delivered with respect to each vested RSU upon (and in no event later than 60 days

Exhibit 10.5
following) the earliest of: (i) the applicable Scheduled Vesting Date, (ii) the Participant’s Separation, (iii) the Participant’s death, or (iv) a Change in Control. Notwithstanding the foregoing, in the event that this award of RSUs is not subject to Section 409A of the Code, then should the local law of the Participant’s country of residence require it, the RSUs may be delivered earlier. Such shares may be issued in the Participant’s name by issuance of a stock certificate or certificates. The Company may also condition delivery of certificates underlying the RSUs upon receipt from the Participant of any undertakings that it may determine are appropriate to facilitate compliance with federal and state securities laws.
(b)Notwithstanding any provision in this Agreement to the contrary:
(i)to the extent compliance with the requirements of Treas. Reg. §1.409A-3(i)(2) (or any successor provision) is required to avoid the application of an additional tax under Section 409A of the Code, shares of Common Stock that would otherwise be delivered upon the Participant’s Separation, if any, will instead be delivered on the date that is six months and one day after such Separation (or, if earlier, the Participant’s death);
(ii)to the extent provided in Prop. Treas. Reg. § 1.409A-1(b)(4)(ii), Treas. Reg. § 1.409A-2(b)(7)(ii) or any successor provision, the Company may delay settlement of RSUs if it reasonably determines that such settlement would violate federal securities laws or any other applicable law;
(iii)if an RSU granted hereunder is nonqualified deferred compensation subject to Section 409A of the Code, then, if settlement of that RSU is conditioned on the effectiveness of a release of claims, the Participant is afforded a period of time to consider that release, and such period of time spans two calendar years, settlement will not occur prior to the second calendar year; and
(iv)the Company may unilaterally accelerate payment hereunder in connection with a termination of this arrangement conducted in a manner consistent with the requirements of Treas. Reg. § 1.409A-3(j)(4)(ix).
4.Definitions. For purposes of this Agreement, the following definition(s) shall apply.
(a)“Change in Control” shall have the meaning ascribed to such term in the Plan, provided that no event shall be deemed to be a Change in Control unless such event would also be considered a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” under Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder.
5.Transfer of Restricted Stock Units. Other than as expressly permitted by the provisions of Section 9 of the Plan, the RSUs may not be transferred except (i) by will or the laws of descent and distribution; or (ii) pursuant to a bona fide divorce agreement or settlement delineating the division of assets between the divorcing Participant and the Participant’s spouse, to the extent permissible under applicable law and subject to Section 409A of the Code.
6.Dividend Equivalent Rights. The Participant will have no voting or dividend rights by virtue of the RSUs unless and until shares of Common Stock are issued to the Participant in settlement thereof. The Participant will have the right to receive dividends and distributions with respect to the RSUs; provided, however, that any cash dividends or distributions paid in respect of the RSUs will be delivered to the Participant (without interest) only if and when the RSUs (or portion thereof) giving rise to such dividends or distributions become vested and settled in shares of Common Stock.
7. Plan Terms. This award of RSUs is subject to, and the Participant agrees to be bound by, all of the terms and conditions of the Plan, a copy of which has been provided to the Participant. Pursuant to the Plan, the Committee is authorized to adopt rules and regulations not inconsistent with the Plan as it shall deem appropriate and proper. All questions of interpretation and application of the Plan shall be determined by the Committee and any such determination shall be final, binding and conclusive.

Exhibit 10.5
The RSUs are granted subject to all of the applicable terms and provisions of the Plan, including, but not limited to, the limitations on the Company’s obligation to deliver shares set forth in Section 13 (Conditions Upon Grant of Awards and Issuance of Shares) and Section 14 (Tax Withholding). To the extent permitted by Treas. Reg. § 1.409A-3(j)(4)(vi), RSUs may be settled on an accelerated basis in order to satisfy employment tax withholding obligations.
8.Deemed Acceptance. The Participant hereby acknowledges that all RSUs granted under this Agreement are subject to and bound by the terms of this Agreement. A failure to affirmatively reject this award prior to the first anniversary of the Grant Date shall result in the automatic acceptance of the RSUs under the terms of this Agreement.
9.Consent to Electronic Delivery. The Participant hereby authorizes the Company to deliver electronically any prospectuses or other documentation related to this Agreement, the Plan and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such plans or arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s intranet site. Upon written request, the Company will provide to the Participant a paper copy of any document also delivered to the Participant electronically. The authorization described in this paragraph may be revoked by the Participant at any time by written notice to the Company.
10.No Service or Benefits Rights. Neither the Plan nor this award will confer upon the Participant any right to continue in service with the Company, or limit in any respect the right of the Company to discharge the Participant at any time, for any reason. Further, the payment to the Participant of any amount under the Plan will not be taken into account in determining benefits under any pension, retirement, profit sharing, group insurance, or other benefit plan of the Company or any of its Affiliates, except as specifically provided herein.
11.Section 409A. This award is intended to be exempt from or comply with Section 409A of the Code and should be interpreted accordingly; nonetheless, the Company does not guarantee the tax treatment of the award. The Participant acknowledges that the Company has not advised the Participant regarding the Participant’s income tax liability in connection with the RSUs. The Participant has had the opportunity to review with the Participant’s own tax advisors the federal, state and local tax consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of the transactions contemplated by this Agreement. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A of the Code.
12.Company Policies. The Participant agrees, in consideration for the grant of this award of RSUs, to be subject to (i) any compensation, clawback, recoupment or similar policies of the Company or its Affiliates covering the Participant that may be in effect from time to time, whether adopted before or after the Grant Date (including, but not limited to, the Amicus Therapeutics, Inc. Clawback Policy), and (ii) to such other clawbacks as may be required by applicable law, regulation or exchange listing standard ((i) and (ii) together, the “Clawback Provisions”). The Participant understands that the Clawback Provisions are not limited in their application to this award, or to equity or cash received in connection with this award. In addition, in consideration for the grant of this award, the Participant agrees to be subject to any policies of the Company and its Affiliates regarding stock ownership, securities trading, and hedging or pledging of securities that may be in effect from time to time, or as may otherwise be required by applicable law, regulation or exchange listing standard.
13.Governing Law. This Agreement shall be governed, interpreted and enforced in accordance with the laws of Delaware, without regard to the conflict of laws principles thereof.
14.Waiver of Jury Trial. Each party hereby waives its right to a jury trial of any and all claims or cause of actions based upon or arising out of this Agreement or the transactions contemplated

Exhibit 10.5
by this Agreement.  Each party hereby acknowledges and agrees that the waiver contained in this Section 14 is made knowingly and voluntarily.
15.Forum.
(a)Any disputes arising out of, or in connection with, this Agreement or any of the transactions contemplated hereby or thereby, shall be governed by the Mutual Agreement to Arbitrate Disputes on an Individual Basis entered into between the parties (the “Arbitration Agreement”).
(b)In the event that the parties have not entered into an Arbitration Agreement, then each of the parties hereto hereby consents to the exclusive jurisdiction of the Court of Chancery for the State of Delaware and, if the Court of Chancery does not have subject-matter jurisdiction, the other courts located in the state of Delaware and the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of, or in connection with, this Agreement or any of the transactions contemplated hereby or thereby. Each party hereto hereby expressly waives any and all rights to bring any suit, action or other proceeding in or before any court or tribunal other than the courts of the state of Delaware and covenants that such party shall not seek in any manner to resolve any dispute other than as set forth herein or to challenge or set aside any decision, award or judgment obtained in accordance with the provisions hereof. Each of the parties hereto hereby expressly waives any and all objections such party may have to venue, including, without limitation, the inconvenience of such forum, in any of the courts of the state of Delaware.  In addition, each of the parties consents to the service of process by personal service or any manner in which notices may be delivered in accordance with Section 22 of the Plan.
16.Entire Agreement. This Agreement, together with the Plan, represents the entire agreement between the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature.
17.Amendment. The Company may unilaterally modify or amend this Agreement, subject to the Participant’s consent if such modification or amendment would materially impair the Participant’s rights under the Agreement.
18.Further Assurances. The Participant agrees, upon demand of the Company, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company to implement the provisions and purposes of this Agreement and the Plan.
19.Acknowledgment of Non-Reliance. Except for those representations and warranties expressly set forth in this Agreement, the Participant hereby disclaims reliance on any and all representations, warranties, or statements of any nature or kind, express or implied, including, but not limited to, the accuracy or completeness of such representations, warranties, or statements.